Exhibit 99.1

Continental Resources’ Record Production In the Second Quarter of 2012 Prompts Higher 2012 Growth Guidance

Company Is Significantly Ahead of Five-Year Plan to Triple Production

OKLAHOMA CITY, Aug. 8, 2012 /PRNewswire/ – Continental Resources, Inc. (NYSE: CLR) announced record production for the second quarter ended June 30, 2012.

Significant accomplishments in the second quarter included:

•

Achieved record production of 94,852 barrels of oil equivalent per day (Boepd), a 76 percent increase over production of 53,984 Boepd for the second quarter of 2011. Production reached 100,000 Boepd in June 2012.

•	Earned $421.9 million of EBITDAX, 48 percent higher than the second quarter of 2011, and increased net income compared to the second quarter last year.

•

Accelerated the value of high rate-of-return projects in the Bakken play of North Dakota and Montana and the Anadarko Woodford play of Oklahoma through increased drilling efficiencies and capital spending.

•	Continued to simultaneously de-risk and extend the proven inventory in the Bakken play while accelerating its transition to multi-well pad drilling to more efficiently develop this inventory.

Record Production and Proved Reserves

Continental’s production was 94,852 Boepd in the second quarter of 2012, an increase of 76 percent over the second quarter of 2011 and 11 percent over the first quarter of 2012.

The Company increased 2012 full-year production growth guidance to a range of 57 percent to 59 percent, while reducing its operated rig count to 29 rigs today from 44 in late 2011.

“Our operating results have been exceptionally strong. We are significantly ahead of plan to achieve our five-year goal of tripling production from 2009 to 2014,” said Harold Hamm, Chairman and Chief Executive Officer. “We have demonstrated increasing efficiencies by delivering higher production with fewer rigs, and we expect to hit our five-year target during the first half of 2013, which is 18-to-24 months earlier than our original plan. This speaks to the quality of our assets and tremendous team performance by the people at Continental.”

Continental announced a 20 percent increase in proved reserves to 610 MMBoe at June 30, 2012, based on its mid-year internal evaluation. This compared with total proved reserves of 508 MMBoe at year-end 2011 and 421 MMBoe at June 30, 2011.

Capital Expenditures

Continental reported capital expenditures (excluding acquisitions in all cases) of $827 million for the second quarter of 2012, bringing total capital expenditures for the first half of the year to $1.6 billion.

The Company has increased its 2012 capital expenditures budget to $3.0 billion. This incremental capital in the revised budget reflects accelerated spending to drill high rate-of-return projects in the Bakken and increases in Continental’s average working interests in Bakken and Anadarko Woodford wells, which has helped boost production growth. The increase in average working interest results from acquisitions and enhanced ownership through continuous leasing, trades, farm-ins and pooled interests.

Drilling and completion costs have also been higher. In the Bakken, drilling and completion costs have trended higher, with operated wells averaging $9.2 million per well and non-operated wells averaging $11.3 million. Continental continues to work with service providers to maintain its low-cost leadership through operational efficiencies, addressing supply chain issues, and reducing the strain on infrastructure in this developing field.

“Our overall goal is to maximize the value of our premier assets in the Bakken and Anadarko Woodford plays,” said Rick Bott, President and Chief Operating Officer. “Specifically for the Bakken, we’ve accelerated our transition to ECO-Pad capable rigs, now representing half of our drilling fleet, while continuing to grow production at an industry-leading rate. We are moving into full development mode, which will enable us to reduce operating costs, more efficiently develop our multi-year drilling inventory, and realize more quickly the value of our assets.”

Financial Results

Continental’s oil and natural gas sales were $523.4 million for the second quarter of 2012, compared with $388.8 million for the same period of 2011.

Continental reported net income of $405.7 million, or $2.25 per diluted share, for the second quarter of 2012, compared with net income of $239.2 million, or $1.33 per diluted share for the second quarter of 2011. The year-over-year growth in net income reflected Continental’s crude oil-weighted production growth.

Second quarter 2012 net income, on an after-tax basis, included a net non-cash unrealized gain on derivatives of $296.4 million, a $10.8 million net gain on sale of assets, net property impairment charges of $22.2 million, and a net $2.1 million in costs related to the Company’s relocation of its headquarters to Oklahoma City. Excluding the combined effects of the non-cash unrealized gain on derivatives, the gain on sale of assets, the property impairment charge and the relocation expense, Continental’s earnings would have been $0.68 per diluted share for the second quarter of 2012. On a comparable basis, its adjusted earnings per share would have been $0.60 per diluted share for the second quarter of 2011. For the reconciliation of this result to U.S. GAAP earnings per share, see “Non-GAAP Financial Measures – Adjusted earnings per share” at the end of this press release.

The Company reported EBITDAX of $421.9 million, a 48 percent increase compared with the second quarter of 2011. For the Company’s definition and reconciliation of EBITDAX to net income and operating cash flows, see “Non-GAAP Financial Measures” at the end of this press release.

Production expense was $5.16 per Boe for the second quarter of 2012, compared with $6.65 per Boe for the second quarter of 2011. Continental has revised its 2012 guidance and now expects production expense will average in a range of $5.25 to $5.75 per Boe, compared with its original guidance of $6 to $7 per Boe.

General and administrative expense (G&A) was $3.51 per Boe, slightly lower than the second quarter of 2011. Excluding non-cash equity compensation and relocation expenses, G&A for the second quarter of 2012 was $2.20 per Boe, compared with $2.66 per Boe for the second quarter of 2011.

The Company has revised its guidance for G&A and now expects it will average in a range of $2.10 to $2.35 per Boe for 2012, compared with its original guidance of $2.50 to $2.75 per Boe.

Marketing and Commodity Prices

Crude oil represented 69 percent of Continental’s second quarter 2012 production.

Continental reported a blended realized price of $61.69 per Boe (barrel of oil equivalent) in the second quarter of 2012, comprised of an average realized crude oil price of $80.56 per barrel and an average realized natural gas price of $3.51 per Mcf. The Company’s second quarter 2012 average realized price for crude oil does not include the effect of $7.1 million of pre-tax realized losses on mark-to-market derivatives for the quarter. In the second quarter of 2011, it reported a blended realized price of $79.86 per Boe. Continental’s oil price differential was $12.63 per barrel for the second quarter of 2012.

“We continue to identify additional opportunities to transport Bakken oil to water-borne sourced U.S. markets that yield the highest net price per barrel at the wellhead,” Mr. Hamm said. “Demand for high quality domestic crude, especially Bakken barrels, is increasing in all markets. We are aggressively supporting the expansion and construction of current and new pipeline systems. With infrastructure improvements like the reversal and volume expansion of the Seaway pipeline, other new pipeline construction, and expanding rail capacity, we expect the intrinsic value of the Bakken barrel to be realized over time.”

The Company’s natural gas price differential to Henry Hub was a premium of $1.29 per Mcf, reflecting the high liquids content of its natural gas. This compared with a premium of $1.16 per Mcf for the second quarter of 2011.

Strong Financial Position

As of June 30, 2012, the Company’s balance sheet included $29.1 million in cash and cash equivalents and $2.3 billion in total long-term debt. Total long-term debt at June 30, 2012 included $537 million in borrowings under Continental’s revolving credit facility. The commitments and borrowing base under its revolving credit facility were recently increased to $1.5 billion and $2.75 billion, respectively.

“We have accelerated our capital program because of the tremendous opportunities in front of us,” said John Hart, Senior Vice President and Chief Financial Officer. “We are delivering strong production growth while maintaining favorable debt metrics. We are well in line with debt-to-EBITDAX commitments that we have set for our Company.”

Bakken Results

Continental continues to realize strong initial per-well production rates in the Bakken, in line with expectations. Bakken production was 53,471 Boepd for the second quarter of 2012, a 97 percent increase over the second quarter of 2011.

The Company continues to see strong production results from new wells in the Middle Bakken and Three Forks zones. Successful results continue to expand the proven extents of the play laterally, and in the coming months Continental will continue exploring lower benches in the Three Forks to expand the play vertically. The first two tests of the second bench, completed earlier this year, continue to perform in line with typical Three Forks producers.

For the quarter, the Company participated in 154 gross (56 net) wells. In terms of operated wells, Continental completed 69 gross (46 net) wells in the Bakken in the second quarter of 2012, with 62 gross (41 net) wells in North Dakota and 7 gross (5 net) wells in Montana.

Continental continued to build its strategic leasehold and ownership interest by adding 31,057 net acres in the North Dakota Bakken since the beginning of 2012, bringing its total Bakken ownership to 946,248 net acres at June 30, 2012.

The Company currently has 19 operated drilling rigs in the Bakken, a reduction from the peak of 26 operated rigs in the first half of 2012. The current rig fleet includes 15 operated rigs in North Dakota and four in Montana. Nine of the North Dakota rigs are drilling ECO-Pad projects.

Anadarko Woodford Well Results

Production in the Anadarko Woodford in the second quarter of 2012 was more than 4X production in the same quarter of 2011 (16,672 Boepd versus 4,031 Boepd). The Company participated in 31 gross (17 net) wells in the play. In terms of Continental-operated wells, it completed 19 gross (16 net) wells in the Anadarko Woodford play in the second quarter of 2012. Initial well production rates continue to meet expectations and support this strong production growth.

Continental has expanded its lease position in the Anadarko Woodford play by 12.5 percent, with 37,559 net acres added since the beginning of 2012. Total leasehold was 315,675 net acres as of June 30, 2012.

To optimize capital, align with infrastructure timing, and maximize returns, the Company has reduced its operated rig fleet to seven in the Anadarko Woodford, compared with a peak level of 16 operated rigs in the play in late 2011. Continental plans to release one additional rig by the end of the month and is concentrating its drilling activity in the oil-rich southernmost segment of the play.

Operating Highlights

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Average daily production:
Crude oil (Bbl per day)	65,274	40,382	62,587	39,420
Natural gas (Mcf per day)	177,471	81,609	165,611	80,459
Crude oil equivalents (Boe per day)	94,852	53,984	90,189	52,830
Average sales prices: (1)
Crude oil ($/Bbl)	$80.56	$95.88	$85.40	$90.78
Natural gas ($/Mcf)	3.51	5.47	3.96	5.29
Crude oil equivalents ($/Boe)	61.69	79.86	66.31	75.63
Production expenses ($/Boe) (1)	5.16	6.65	5.17	6.52
General and administrative expenses ($/Boe) (1)(2)	3.51	3.53	3.38	3.55
Net income (in thousands)	405,684	239,194	474,778	101,993
Diluted net income per share	2.25	1.33	2.63	0.58
EBITDAX (in thousands)(3)	421,860	285,631	876,392	554,286

(1)	Average sales prices and per unit expenses have been calculated using sales volumes and exclude any effect of derivative transactions.
(2)	General and administrative expense ($/Boe) includes non-cash equity compensation expense of $0.92 per Boe and $0.79 per Boe for the three months ended June 30, 2012 and 2011, respectively, and $0.82 per Boe and $0.79 per Boe for the six months ended June 30, 2012 and 2011, respectively.
(3)	EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, property impairments, exploration expenses, non-cash gains and losses resulting from the requirements of accounting for derivatives, and non-cash equity compensation expense. EBITDAX is not a measure of net income or operating cash flows as determined by U.S. GAAP. Reconciliations of net income and operating cash flows to EBITDAX are provided subsequently under the header Non-GAAP Financial Measures.

The following table presents the Company’s average daily production by region for the periods presented.

	2Q	1Q	2Q
Boe per day	2012	2012	2011
North Region:
North Dakota Bakken	47,166	41,895	21,682
Montana Bakken	6,305	6,129	5,495
Red River Units	15,482	15,415	14,328
Other	1,445	1,445	1,024
South Region:
Anadarko Woodford	16,672	12,826	4,031
Arkoma Woodford	3,806	3,637	3,236
Other	2,912	2,988	3,118
East Region	1,064	1,191	1,070

Total	94,852	85,526	53,984

Revised 2012 Guidance

	Current	Previous Guidance
2012 Production growth range	57% to 59%	47% to 50%
Crude oil price differential per barrel	$11 to $13	$9 to $11
Production expense per Boe	$5.25 to $5.75	$6 to $7
G&A expense per Boe*	$2.10 to $2.35	$2.50 to $2.75
Capital expenditures**	$3.0B	$2.3B

In addition, the Company expects to incur approximately $9-to-$12 million in headquarters relocation expenses in 2012. Through the first half of 2012, relocation expenses were $5.1 million.

*	Excludes non-cash equity compensation and headquarters relocation expenses
**	Excludes acquisition capital expenditures

Conference Call Information

Continental Resources plans to host its second quarter 2012 earnings conference call on Thursday, August 9, 2012, at 10 a.m. ET. Those wishing to listen to the conference call may do so via the Company’s web site at http://www.clr.com/ or by phone:

Time and date:	10 a.m. ET

Thursday, August 9, 2012

Dial in:	888 713 4205
Intl. dial in:	617 213 4862
Pass code:	14752483

A replay of the call will be available for 30 days on the Company’s web site or by dialing:

Replay number:	888 286 8010
Intl. replay	617 801 6888
Pass code:	36347483

Conference Presentations and 2012 Continental Resources Investors Day

Continental management is currently scheduled to present at the following research conferences. Presentation materials will be available on the Company’s web site.

Aug. 14	ENERCOM Energy Conference, Denver
Sept. 19-20	Imperial Capital Global Opportunities Conference, New York
Oct. 9	Continental Resources Investors Day, Oklahoma City
Oct. 15-17	Canaccord/Genuity Energy Conference, Miami

The Company will host its 2012 Continental Resources Investors Day in Oklahoma City on Tuesday, October 9, 2012. At that time, the Company plans to discuss its growth strategy for the 2013-2017 period, as well as its general 10-year outlook for growing production and proved reserves. Presentation materials for research conferences and the 2012 Continental Resources Investors Day will be available on the Company’s web site the day of the presentations.

About Continental Resources

Continental Resources is a Top 10 petroleum liquids producer in the United States and the largest leaseholder in the nation’s premier oil play, the Bakken play of North Dakota and Montana. Based in Oklahoma City, the company also has a leading presence in the Anadarko Woodford play of Oklahoma and the Red River Units play of North Dakota, South Dakota and Montana. Founded in 1967, Continental’s growth strategy has focused on crude oil since the 1980s. The company reported total revenues of $1.6 billion for 2011 and is ahead of plan to triple production and proved reserves from 2009 to 2014. Visit http://www.clr.com/ for more information.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Other than historical facts included in this press release, all information regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

CONTACTS: Continental Resources, Inc.

Investors Warren Henry, VP Investor Relations 405-234-9127 Warren.Henry@CLR.com	Media Kristin Miskovsky, VP Public Relations 405-234-9480 Kristin.Miskovsky@CLR.com

Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	In thousands, except per share data
Revenues:
Crude oil and natural gas sales	$523,393	$388,784	$1,075,651	$715,251
Gain (loss) on derivative instruments, net	471,728	204,453	302,671	(164,850)
Crude oil and natural gas service operations	9,598	9,655	21,497	16,281

Total revenues	1,004,719	602,892	1,399,819	566,682

Operating costs and expenses:
Production expenses	43,756	32,361	83,831	61,631
Production taxes and other expenses	49,227	33,491	99,967	61,053
Exploration expenses	8,702	5,034	12,853	11,846
Crude oil and natural gas service operations	7,255	8,064	17,097	13,515
Depreciation, depletion, amortization and accretion	161,018	83,501	310,473	159,151
Property impairments	35,871	19,242	65,778	40,090
General and administrative expenses (1)	29,813	17,209	54,779	33,556
Gain on sale of assets, net	(17,397)	(318)	(67,024)	(15,575)

Total operating costs and expenses	318,245	198,584	577,754	365,267

Income from operations	686,474	404,308	822,065	201,415
Other income (expense):
Interest expense	(31,691)	(18,785)	(55,969)	(37,756)
Other	789	1,022	1,570	1,531

	(30,902)	(17,763)	(54,399)	(36,225)

Income before income taxes	655,572	386,545	767,666	165,190
Provision for income taxes	249,888	147,351	292,888	63,197

Net income	$405,684	$239,194	$474,778	$101,993

Basic net income per share	$2.26	$1.33	$2.64	$0.58
Diluted net income per share	$2.25	$1.33	$2.63	$0.58

(1)	Includes non-cash charges for equity compensation of $7.8 million and $3.9 million for the three months ended June 30, 2012 and 2011, respectively, and $13.3 million and $7.5 million for the six months ended June 30, 2012 and 2011, respectively.

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	In thousands
Assets
Current assets	$930,576	$936,373
Net property and equipment	6,178,663	4,681,733
Other noncurrent assets	145,073	27,980

Total assets	$7,254,312	$5,646,086

Liabilities and shareholders’ equity
Current liabilities	$1,081,990	$1,111,801
Long-term debt	2,252,918	1,254,301
Other noncurrent liabilities	1,127,907	971,858
Total shareholders’ equity	2,791,497	2,308,126

Total liabilities and shareholders’ equity	$7,254,312	$5,646,086

Unaudited Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2012	2011
	In thousands
Net income	$474,778	$101,993
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash expenses	269,885	393,358
Changes in assets and liabilities	26,167	(66,385)

Net cash provided by operating activities	770,830	428,966
Net cash used in investing activities	(1,773,492)	(803,616)
Net cash provided by financing activities	978,255	628,142

Net change in cash and cash equivalents	(24,407)	253,492
Cash and cash equivalents at beginning of period	53,544	7,916

Cash and cash equivalents at end of period	$29,137	$261,408

Non-GAAP Financial Measures

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, property impairments, exploration expenses, non-cash gains and losses resulting from the requirements of Accounting for Derivatives, and non-cash equity compensation expense. EBITDAX is not a measure of net income or operating cash flows as determined by U.S. GAAP. Management believes EBITDAX is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income and operating cash flows in arriving at EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. EBITDAX should not be considered as an alternative to, or more meaningful than, net income or operating cash flows as determined in accordance with U.S. GAAP or as an indicator of a company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies. We believe EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet future debt service requirements, if any. At June 30, 2012, our credit facility required that we maintain a total funded debt to EBITDAX ratio of no greater than 3.75 to 1.0 on a rolling four-quarter basis, which was subsequently amended to 4.0 to 1.0 effective July 26, 2012. This ratio represents the sum of outstanding borrowings and the letters of credit under our credit facility plus our note payable and senior note obligations, divided by total EBITDAX for the most recent four quarters. Our credit facility defines EBITDAX consistently with the definition of EBITDAX utilized and presented by us. The following table is a reconciliation of our net income to EBITDAX for the periods presented.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	in thousands
Net income	$405,684	$239,194	$474,778	$101,993
Interest expense	31,691	18,785	55,969	37,756
Provision for income taxes	249,888	147,351	292,888	63,197
Depreciation, depletion, amortization and accretion	161,018	83,501	310,473	159,151
Property impairments	35,871	19,242	65,778	40,090
Exploration expenses	8,702	5,034	12,853	11,846
Impact from derivative instruments:
Total (gain) loss on derivatives, net	(471,728)	(204,453)	(302,671)	164,850
Total realized loss (cash outflow) on derivatives, net	(7,056)	(26,878)	(46,981)	(32,094)

Non-cash (gain) loss on derivatives, net	(478,784)	(231,331)	(349,652)	132,756
Non-cash equity compensation	7,790	3,855	13,305	7,497

EBITDAX	421,860	$285,631	$876,392	$554,286

The following table provides a reconciliation of our net cash provided by operating activities to EBITDAX for the periods presented.

	Six months ended June 30,
	2012	2011
	in thousands
Net cash provided by operating activities	$770,830	$428,966
Current income tax provision	2,150	960
Interest expense	55,969	37,756
Exploration expenses, excluding dry hole costs	12,755	8,476
Gain on sale of assets, net	67,024	15,575
Other, net	(6,169)	(3,832)
Changes in assets and liabilities	(26,167)	66,385

EBITDAX	$876,392	$554,286

Adjusted earnings per share

Our presentation of adjusted earnings per share that excludes the effect of certain items is a non-GAAP financial measure. Adjusted earnings per share represents diluted earnings per share determined under U.S. GAAP without regard to non-cash gains and losses on derivative instruments, property impairments, gains and losses on asset sales, and corporate relocation expenses. Management believes this measure provides useful information to analysts and investors for analysis of our operating results on a recurring, comparable basis from period to period. In addition, management believes this measure is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis without regard to an entity’s specific derivative portfolio, impairment methodologies, and nonrecurring transactions. Adjusted earnings per share should not be considered in isolation or as a substitute for earnings per share as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies. The following table reconciles earnings and diluted earnings per share as determined under U.S. GAAP to adjusted earnings and adjusted diluted earnings per share.

	Three months ended June 30,
	2012		2011
In thousands, except per share data	After-Tax $	Diluted EPS	After-Tax $	Diluted EPS
Net income (GAAP)	$405,684	$2.25	$239,194	$1.33
Adjustments, net of tax:
Non-cash gain on derivatives, net	(296,367)	(1.64)	(143,425)	(0.80)
Property impairments	22,204	0.12	11,930	0.07
Gain on sale of assets, net	(10,769)	(0.06)	(197)	—
Corporate relocation expenses	2,064	0.01	243	—

Adjusted net income (Non-GAAP)	$122,816	$0.68	$107,745	$0.60
Weighted average diluted shares outstanding	180,335		180,229

Adjusted diluted net income per share (Non-GAAP)	$0.68		$0.60